Deutsche Bank

Registration Statement No. 333-184193
Dated April 1, 2014; Rule 433

Relating to Pricing Supplement No. 1991
Dated April 1, 2014
Page 1

Global Markets

5 YEAR FIXED RATE NOTES DUE 2019
GLOBAL NOTES, SERIES A

Terms and Conditions *Tuesday, April 1, 2014*

Final Terms of the Notes

Issuer	:	Deutsche Bank AG (London Branch)
Issuer Rating	:	A Stable (S&P), A2 Negative (Moody's), A+ Negative (Fitch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 1,250,000,000
		The Notes offered hereby constitute a further issuance of, and will be consolidated with, the USD 1,000,000,000 aggregate principal amount of 5 Year Fixed Rate Notes Due 2019 issued by us on February 13, 2014. The Notes offered hereby will have the same ISIN and CUSIP numbers as the previously issued 5 Year Fixed Rate Notes Due 2019 and will trade interchangeably with the previously issued 5 Year Fixed Rate Notes Due 2019 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $2,250,000,000.
Trade Date	:	1 April 2014
Issue Date	:	4 April 2014
Maturity Date	:	13 February 2019
Coupon	:	2.50%
Spread to Benchmark	:	78 bps
Benchmark	:	UST 1.625% March 2019
Re-offer Price	:	99.962%, plus accrued interest
Re-offer Yield	:	2.508%
Fees	:	0.25%
All-in Price	:	99.712%, plus accrued interest
Aggregate Accrued Interest	:	USD 4,427,083.33 (51 days)
Interest Accrual Date	:	13 February 2014
Day Count Basis	:	30/360, unadjusted following
Payment Dates	:	Semi-annual in arrears, payable 13 February and 13 August of each year, commencing 13 August 2014
Early Redemption	:	None
Redemption	:	100.00%
Business Days	:	New York
Listing	:	None
Denominations	:	USD 1,000
ISIN	:	US25152RVS92
CUSIP	:	25152RVS9
Co-managers	:	BB&T Capital Markets, a division of BB&T Securities, LLC, Credit Suisse Securities (USA) LLC, Lloyds Securities Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Skandinaviska Enskilda Banken AB (publ.), TD Securities (USA) LLC, U.S. Bancorp Investments, Inc.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.

Registration Statement No. 333-184193
Dated April 1, 2014; Rule 433

Relating to Pricing Supplement No. 1991
Dated April 1, 2014

5 YEAR FIXED RATE NOTES DUE 2019
GLOBAL NOTES, SERIES A
Terms and Conditions             Tuesday, April 1, 2014
-------------------------------- ----------------------

Final Terms of the Notes
Settlement               : DTC and Euroclear/Clearstream
Calculation Agent        : Deutsche Bank AG, London
Documentation            : SEC Registered

[] Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
1.pdf

[] Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
1.pdf

Skandinaviska Enskilda Banken AB (publ) is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.